EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
TO
THE THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
REPLIMUNE GROUP, INC.
(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)

Replimune Group, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”), hereby certifies as follows:

1.	The name of this corporation is Replimune Group, Inc. (the “Corporation”).

2.	The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 5, 2017. The Corporation’s Third Amended and Restated Certificate of Incorporation, as amended and restated from time to time, was most recently filed with the Secretary of State of the State of Delaware on July 24, 2018 (the “Restated Certificate”).

3.	Article Four, Section 1 of the Restated Certificate is hereby amended and restated in its entirety to read as follows:

Section 1. Authorized Shares. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Three Hundred Ten Million (310,000,000) shares, consisting of:

(a)	Three Hundred Million (300,000,000) shares of common stock, par value $0.001 per share (“Common Stock”); and

(b)	Ten Million (10,000,000) shares of undesignated preferred stock, par value $0.001 per share (the “Preferred Stock”).

Such stock may be issued from time to time by the Corporation for such consideration as may be fixed by the board of directors of the Corporation (the “Board of Directors”). The following is a statement of the powers, designations, preferences, privileges, and relative rights in respect of each class of capital stock of the Corporation.

4.	This Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation has been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 141 and 242 of the DGCL.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly adopted and executed in its corporate name and on its behalf by its duly authorized officer this 15th day of September, 2026.

Replimune Group, Inc.

By:	/s/ Sushil Patel
Name:	Sushil Patel
Title:	Chief Executive Officer